SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Storage Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[STORAGETEK LETTERHEAD]

May 14, 2003

VIA FACSIMILE

Philip Zeeman
Institutional Shareholder Services
2099 Gaither Road
Suite 501
Rockville, MD 20850

Re: StorageTek Policy on Confidential Voting

Dear Mr. Zeeman,

I am writing to you as Chairman of the Board of Storage Technology Corporation (“StorageTek”). As you are aware, StorageTek has its annual meeting of stockholders scheduled for May 21, 2003. One of the items for consideration at the meeting is a stockholder proposal to provide for cumulative voting in the election of directors. Institutional Shareholder Services (“ISS”) has issued a recommendation FOR this proposal.

The only corporate governance provision required for a recommendation against a cumulative voting proposal that StorageTek does not have in place is confidential voting. (By way of this letter, I am confirming that the board does not have the sole right to alter the size of the board beyond a range established by shareholders, due to the fact that StorageTek’s Bylaws provide that the number of directors shall be not less 3 nor more than 15. The Board does not have the authority to amend that particular provision of the Bylaws.)

StorageTek intends to implement the confidential voting policy (the “Voting Policy”) set forth in Attachment A to this letter, commencing with the 2003 annual meeting. However, because of timing issues, it is not practical to incorporate the Voting Policy into StorageTek’s Bylaws before the annual meeting. I commit that StorageTek will operate under the Voting Policy for the 2003 annual meeting. I also commit that I will present the Voting Policy to StorageTek’s Board of Directors at our May 21st meeting for approval as an amendment to our Bylaws. I believe firmly that the Board of Directors will adopt the Voting Policy at that time.

These commitments are being offered with the understanding that they will be sufficient to permit ISS to change its recommendation on the stockholder proposal from FOR to AGAINST. If this understanding is not correct, please contact Donald Kronenberg at 303.673.7919. Thank you.

Yours truly,

/s/ Patrick J. Martin

Patrick J. Martin

ATTACHMENT A

Storage Technology Corporation’s Confidential Voting Policy

Commencing with the 2003 annual meeting of stockholders, all proxy cards, voting instructions, ballots and voting tabulations identifying stockholders shall be held permanently confidential from StorageTek, except (i) as necessary to meet any applicable legal requirements, (ii) when disclosure is expressly requested by a stockholder, (iii) in a contested proxy solicitation, or (iv) to allow independent election inspectors to tabulate or certify the vote. The tabulators and inspectors of election shall be independent and shall not be employees of StorageTek.